Exhibit 99.1

PRESS RELEASE
US MEDIA CONTACT:
Mary Ellen Ynes
A&R Edelman
650-762-2849
mynes@ar-edelman.com
Intervoice Secures Multi-Million Dollar Expansion Contract with Major U.S.
Telecommunications Company
Wireless Carrier Replaces Incumbent and Standardizes on Intervoice Self-service
DALLAS — February 12, 2008 — Intervoice, Inc. (NASDAQ: INTV) today announced that a major U.S. wireless telecommunications company has contracted it to provide speech-enabled self-service for its prepaid wireless subscribers. This long standing customer chose Intervoice to replace its existing pre-paid self-service platform that was originally acquired from a competing vendor. The new contract is estimated to be worth $5.2 million. Citing competitive issues, the customer requested anonymity in this announcement.
“This wireless carrier is focused on delivering a consistent, award-winning customer experience across all channels. For the carrier to accomplish its goal, having a standard self-service capability across all channels is vital,” said Andrea Holko, Senior Vice President, Global Consulting Services, Intervoice. “Our collaborative relationship with this carrier allows us to bring together our deep expertise in voice user interface (VUI) design with the carrier’s depth of customer knowledge to deliver an unmatched level of excellence in application design and a dramatically improved experience for their subscribers.”
Standardizing on Intervoice for self-service can benefit the carrier by reducing call transfers, reducing risk of service outages, increasing call deflections and providing a universal support model across the entire self-service infrastructure. While at the same time, prepaid wireless subscribers also benefit from better intelligent routing and improved automation on a self-service call.
Intervoice said it is not unusual for the Company to receive large contracts. This contract or any other large contract is not necessarily indicative of the Company’s revenues or earnings for any fiscal quarter. Intervoice currently anticipates recognizing all of the revenue from this contract over four fiscal quarters, beginning with its next quarter that ends May 31, 2008.
About Intervoice

Intervoice is a world leader in delivering natural, intuitive ways for people to interact, transact and communicate.  Intervoice software and professional services enable innovative voice portal, IP contact center, hosted and mobile messaging and self-service applications.  More than 5,000 customers in 80 countries have relied on Intervoice, including many of the world’s leading financial and healthcare institutions, telecommunications companies, utilities, and governments.  For more information, visit www.intervoice.com.
Forward-Looking Statements
Intervoice has included in this press release certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 concerning its business and operations that are based on management’s current beliefs. All statements other than statements of historical fact in this press release are forward–looking statements. Readers are cautioned to read the risks and uncertainties, described in the Company’s filings with the Securities and Exchange Commission, including without limitation, the risks and uncertainties set forth under the caption entitled “Cautionary Disclosures to Qualify Forward Looking Statements” in the Company’s Annual Report filed on Form 10-K and Quarterly Reports filed on Form 10-Q.  Intervoice cautions current and potential investors that such risks and uncertainties could result in material differences from the forward-looking statements in this press release.
Intervoice® is a registered trademark and HomeZone™ is a trademark of Intervoice Limited Partnership. Names and marks for products provided by Intervoice partners and/or suppliers are used herein for identification purposes and may be trademarks of their respective companies.
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